Exhibit 3.5

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:43 AM 5/21/2012
FILED 11:35 am 5/12/2012
SRV 120597907 – 3297338 FILE

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF
ANYTHINGIT INC.
(A Delaware Corporation)

Pursuant to Section 242 of the Delaware General Corporations Law, the undersigned, being the Chief Financial Officer of ANYTHINGIT INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions were adopted by the Corporation’s Board of Directors and its stockholders as hereinafter described:

RESOLVED: Paragraph FIRST of the Certificate of Incorporation, as amended, of this Corporation is hereby amended by deleting the paragraph in its entirety and replacing it with the following:

The name of the Corporation is AnythingIT, Inc.

FURTHER RESOLVED:  Paragraph FOURTH of the Certificate of Incorporation, as amended, of this Corporation is hereby amended by adding the following:

On the date of effective date of this Certificate of Amendment, the Corporation will effect a reverse stock split (the “Reverse Stock Split”) of its outstanding Common Stock pursuant to which every three (3) issued and outstanding share of the Corporation's Common Stock, par value $0.01 (the “Old Common Stock”) shall be reclassified and converted into one (1) validly issued, fully paid and non-assessable shares of Common Stock, par value $0.01 (the “New Common Stock”).  Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby; provided, further, that no cash will be paid or distributed as a result of the Reverse Stock Split and no fractional shares will be issued.  All fractional shares which would otherwise be required to be issued as a result of the Reverse Stock Split will be rounded up to the nearest whole share.

FURTHER RESOLVED:  That the effective date of this Certificate of Amendment shall be June 12, 2012.

The foregoing resolutions and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated May 8, 2012 in accordance with Section 141 of the Delaware General Corporation Law, and by the written consent of holders of a majority of the outstanding shares of the Corporation’s voting stock on May 8, 2012 in accordance with Section 228 of the Delaware General Corporation Law

IN WITNESS WHEREOF, the undersigned, being the Chief Financial Officer of this Corporation, has executed this Certificate of Amendment to the Corporation’s Certificate of Incorporation, as amended, as of May 21, 2012.

ANYTHINGIT INC.

By:/s/ Gail L. Babitt
     Gail L. Babitt, Chief Financial Officer